Friday, April 21, 2006

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
Reports Earnings the First Quarter 2006

Farmers National Banc Corp (OTCBB: FMNB), holding company of the Farmers National Bank of Canfield, today reported basic and diluted earnings per share of $.15 for the first quarter of 2006 compared to $.14 for the previous quarter ended December 31, 2005 and $.17 for the same three month period ended March 31, 2005.

Net income for the first quarter of 2006 was $1.962 million, an increase of $99 thousand from the previous quarter ended December 31, 2005 and a decrease of $212 thousand from the same quarter in 2005. Annualized return on average equity and average assets for the first quarter of 2006 was 10.46% and .97%, respectively. This compares to 11.24% and 1.08% for the same period in 2005.

Farmers National Bank’s President & CEO Frank L. Paden said, “The results of the first quarter were better than the previous quarter, but overall, we are slightly below our expectations. Basically, our net interest margin continues to be pressured by the flattening yield curve, combined with modest asset growth, resulting in a decline in net interest income.”

The company’s total assets recorded at March 31, 2006 were $820.965 million compared to $825.114 million in total assets recorded at this same time in 2005. Net loans, which increased 4.96% over the past twelve months, were $505.366 million at March 31, 2006 compared to $481.485 million in March 2005. Total deposits at March 31, 2006 were $619.195 million, a decrease from $630.026 million recorded at March 31, 2005.

Net Interest Income -— Net interest income was $6.154 million for the first quarter of 2006, which compares to $6.605 million in the preceding quarter and $6.911 million in the first quarter of 2005. The annualized net interest margin, on a fully taxable equivalent basis, was 3.43% for the three months ended March 31, 2006, compared to 3.53% in the fourth quarter of 2005, and 3.81% at this same time in 2005. The decline in the net interest margin and net interest income was primarily due to the yield on average earning assets not keeping pace with the increasing cost of interest-bearing liabilities. During the past year, March 31, 2005 to March 31, 2006, the annualized earning assets yields increased by 19 basis points, while the annualized cost of interest bearing liabilities increased 67 basis points.

Non-Interest Income -— Non-interest income, including realized gains-on-sale of securities, was $1.293 million in the first quarter of 2006, compared to $1.063 million in the preceding quarter and $1.206 million in the first quarter of 2005. In comparison, the corporation realized a gain-on-sale of securities of $257 thousand in the quarter ended March 31, 2006 compared to none in the preceding quarter and $268 thousand recorded the same quarter a year ago.

Operating Expenses -— Non-interest expenses totaled $4.763 million for the first quarter of 2006, which compares to $5.101 million for the fourth quarter of 2005 and $4.880 million for the first quarter of 2005. These decreases reflect an effort to decrease operating expenses, which declined 6.63% over the preceding quarter and 2.40% over the same quarter a year ago.

Asset Quality -— At the end of the fourth quarter, the non-performing loans/total loan ratio was         .51%, compared to .32% at this same time in 2005. As of December 31, 2005, total non-performing loans were $2.609 million, compared to $1.563 million at this same time in 2005. The increase in non-performing loans during these periods has been limited to a group of loans well-secured with real estate. The ratio of the allowance for loan losses (ALLL) to non-performing loans remains solid at 225%. During the first quarter of 2006, net chargeoffs totaled $100 thousand compared to $404 thousand in the preceding quarter and $269 thousand in the same quarter in 2005. The loan loss provision totaled $110 thousand for the quarter ending March 31, 2006, compared to $120 thousand in the preceding quarter and $269 thousand in the quarter ended March 31, 2005.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of March 31, 2006, the ALLL/total loan ratio was 1.15% compared to 1.14% at the end of 2005 and 1.26% at March 31, 2005.

Stock Buyback -— On June 16, 2005, Farmers National Banc Corp. announced a Stock Repurchase Program under which it may repurchase up to 637,469 shares, or approximately 4.9% of its outstanding common stock over a twelve-month period. During the first quarter of 2006, Farmers repurchased 131,115 common shares under this buyback program. A total of 333,927 shares have been purchased under the current buyback program.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended
	March 31, 2006	March 31, 2005
Total interest income	$10,636	$10,266
Total interest expense	4,482	3,355

Net interest income	6,154	6,911
Provision for loan losses	110	269
Other income	1,293	1,206
Other expense	4,763	4,880

Income before income taxes	2,574	2,968
Income taxes	612	794

Net income	$1,962	$2,174

Basic and diluted earnings per share	$0.15	$0.17
Cash dividends	2,071	2,071
Cash dividends per share	0.16	0.16
Book value per share	5.78	5.92
Consolidated Statements of Financial Condition	March 31, 2006	March 31, 2005
Assets
Cash and cash equivalents	$38,629	$36,620
Securities available for sale	246,765	277,742
Loans	511,236	487,629
Less allowance for loan losses	5,870	6,144

Net Loans	505,366	481,485

Other assets	30,205	29,267

Total Assets	$820,965	$825,114

Liabilities and Stockholders’ Equity
Deposits	$619,195	$630,026
Other interest-bearing liabilities	121,798	114,785
Other liabilities	4,800	3,279

Total liabilities	745,793	748,090
Stockholders’ Equity:	75,172	77,024

Total Liabilities and Stockholders’ Equity	$820,965	$825,114

Period-end shares outstanding	12,996	13,017

Ratios
Return on Average Assets (Annualized)	0.97%	1.08%
Return on Average Equity (Annualized)	10.46	11.24
Efficiency Ratio (Year-to-date)	66.24	62.17
Capital to Asset Ratio	9.16	9.33
Dividends to Net Income (Year-to-date)	105.56	95.26
Loans to Assets	62.27	59.10
Net Loans to Deposits	81.62	76.42
Allowance for Loan Losses to Total Loans	1.15	1.26
Non-performing Loans to Total Loans	0.51	0.32
Unaudited